Exhibit 99.1

For Immediate Release

Contact: Joseph Espeso (203) 853-0700

BOLT TECHNOLOGY CORPORATION REPORTS THIRD QUARTER RESULTS

Norwalk, CT., April 22, 2003—Bolt Technology Corporation (AMEX BTJ) today announced financial results for the third quarter and first nine months of fiscal year 2003.

Sales for the third quarter were $2,320,000 compared to $4,760,000 in last year’s third quarter. Net loss for the quarter ended March 31, 2003 amounted to $136,000 or $0.03 per share, compared to net income of $469,000 or $0.09 per share last year.

For the first nine months of fiscal year 2003, sales were $7,832,000 compared to $13,231,000 last year. Net loss for the first nine months of fiscal 2003 amounted to $163,000 or $0.03 per share compared to net income of $1,180,000 or $0.22 per share last year.

Raymond M. Soto, Bolt’s chairman, president, and CEO, commented, “During the third quarter our company continued to be adversely affected by the industry wide slowdown in seismic exploration activity. We have not shipped any complete energy source systems during the first nine months of fiscal 2003 and our replacement parts business has also been weak. We have continued to closely monitor our costs and we are pleased that our net loss for the third quarter showed improvement from the second quarter. The fundamentals of our industry, oil prices and crude oil inventories, remain favorable. In recent weeks, we have seen some signs of increased activity and we are hopeful that these will result in improved operations for our fourth quarter.”

Bolt Technology Corporation develops, manufactures, and sells the world’s leading seismic energy sources and underwater connectors used in the offshore seismic exploration for oil and gas. Bolt also designs and sells precision miniature industrial clutches, brakes, and electric motors.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including, without limitation, risks associated with decreased demand for the Company’s products due to fluctuation in energy industry activity, reliance on certain significant customers, significant amount of foreign sales and other risks detailed in the Company’s filings with the Securities and Exchange Commission.

BOLT TECHNOLOGY CORPORATION

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2003	2002	2003	2002
Sales	$2,320,000	$4,760,000	$7,832,000	$13,231,000
Expenses	2,535,000	3,991,000	8,068,000	11,297,000

Income (loss) before income taxes	(215,000)	769,000	(236,000)	1,934,000
Provision (benefit) for income taxes	(79,000)	300,000	(73,000)	754,000

Net income (loss)	$(136,000)	$469,000	$(163,000)	$1,180,000

Earnings (loss) per share	$(0.03)	$0.09	$(0.03)	$0.22
Shares outstanding	5,414,000	5,418,000	5,414,000	5,417,000

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31,			March 31,
	2003	2002		2003	2002
Assets			Liabilities and Stockholders’ Equity
Current Assets:			Current Liabilities:
Cash and cash equivalents	$2,146,000	$2,734,000	Current debt	$—	$2,325,000
Accounts receivable, net	1,322,000	3,568,000	Accounts payable	298,000	809,000
Inventories	5,292,000	4,750,000	Accrued liabilities	887,000	1,427,000

Other	996,000	897,000		1,185,000	4,561,000

	9,756,000	11,949,000	Deferred income taxes	186,000	—

Property and equipment, net	930,000	1,159,000	Total Liabilities	1,371,000	4,561,000
Goodwill and other	11,222,000	11,462,000	Stockholders’ equity	20,537,000	20,009,000

	$21,908,000	$24,570,000		$21,908,000	$24,570,000

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